Free Writing Prospectus
Pursuant to Rule 433
Dated September 21, 2011
Registration Nos. 333-170956 and 333-170956-03
Nissan Auto Lease Trust 2011-B
Pxg Details $970mm NISSAN AUTO LEASE TRUST 2011-B

Jt/Bks: BofAML(Struct)/Barc/CA	SEC REGISTERED
Co-Mgrs: BNP/HSBC/JPM/Miz/RBS/SG	100% POT

CL	$ AMT (mm)	M/F		WAL	L. FINAL	Pxg	%	Coup	$
A-1	156.000	P	-1/F1+	0.33	10/12	ILIB -6	0.34985	0.34985	100.00000
A-2	378.000	Aaa/AAA		1.24	02/14	1ML+ 18		1ML +18	100.00000
A-3	351.000	Aaa/AAA		2.06	02/15	ISWP+ 43	0.931	0.92	99.98126
A-4	85.000	Aaa/AAA		2.51	01/17	ISWP+ 55	1.109	1.10	99.98403

EXPECTED PXG:	Pxd
ERISA:	Yes
EXPECTED SETTLE:	09/28/2011
MIN DENOMS:	25K X 1K
FIRST PAYMENT DATE:	10/17/2011
BILL & DELIVER:	BofAML
PXG SPEED:	75% PPC
CUSIPS:	A1: 65475NAA6; A2: 65475NAC2; A3: 65475NAD0; A4: 65475NAE8
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-294-1322. Any disclaimer below is not applicable and should be disregarded.